EXHIBIT 99.1

BJ's Restaurants Opens in Newport News, Virginia

HUNTINGTON BEACH, Calif., Aug. 18, 2015 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (NASDAQ:BJRI) today announced the opening of its new restaurant in Newport News, Virginia on Monday, August 17, 2015. The new BJ's Restaurant & Brewhouse® is located at The Marketplace at Tech Center along Oyster Point Road and Jefferson Avenue. The restaurant is approximately 7,300 square feet, seats approximately 225 guests and features BJ's extensive menu, including BJ's signature deep-dish pizza, award-winning handcrafted beer and famous Pizookie® dessert. BJ's unique, contemporary décor provides the perfect environment for all dining occasions. Hours of operation are from 11:00 a.m. to 12:00 midnight Sunday through Thursday, and 11:00 a.m. to 1:00 a.m. Friday and Saturday.

"We are excited to open our new restaurant in Newport News, Virginia," commented Greg Trojan, President and CEO. "The Newport News restaurant is located in the southeastern Virginia area and represents our 4th restaurant in the state of Virginia. To date we have opened 12 new restaurants and remain on target to open 16 new restaurants this year. We are looking forward to our next restaurant opening at the end of August in Little Rock, Arkansas."

BJ's Restaurants, Inc. currently owns and operates 168 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. The Company operates several microbrewery restaurants in addition to using independent third party brewers to produce and distribute BJ's critically acclaimed craft beers. The Company's restaurants are located in the 22 states of Alabama, Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Mexico, New York, Ohio, Oklahoma, Oregon, Pennsylvania, Tennessee, Texas, Virginia and Washington. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

For further information, please contact Greg Levin of BJ's Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.